UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☒                             Filed by a party other than the Registrant   ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 240.14a-12

NORWOOD FINANCIAL CORP

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

March 24, 2023

Dear Stockholder:

On behalf of the Board of Directors and management of Norwood Financial Corp, I cordially invite you to attend our 2023 Annual Meeting of Stockholders. Due to the public health impact of the coronavirus outbreak and to support the health and well-being of our stockholders, this year’s Annual Meeting will again be held in a virtual meeting format only, on Tuesday, April 25, 2023, at 11:00 a.m., local time. You will be able to attend the Annual Meeting virtually and vote and submit questions during the virtual Annual Meeting by visiting meetnow.global/MDCYKQJ.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business we expect to act upon at the Annual Meeting. I will also report on our operations. You will be asked to (i) elect the Board’s four nominees for director, (ii) ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2023, (iii) approve a non-binding resolution on executive compensation, and (iv) vote on the frequency of advisory votes on executive compensation. The Board of Directors unanimously recommends that you vote FOR each of the nominees, and FOR proposals (ii) and (iii). In addition, the Board of Directors recommends that you vote for the frequency on the advisory vote on executive compensation to occur every three years.

Your vote is important, regardless of the number of shares you own. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting even if you cannot attend. Stockholders of record may vote by returning the enclosed Proxy Card. Stockholders may also vote by telephone or over the internet by following the instructions on the Proxy Card.

Sincerely,
James O. Donnelly President and Chief Executive Officer

[THIS PAGE INTENTIONALLY LEFT BLANK]

NORWOOD FINANCIAL CORP

717 MAIN STREET

HONESDALE, PENNSYLVANIA 18431

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 25, 2023

NOTICE IS HEREBY GIVEN that the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Norwood Financial Corp (the “Company”) will be held in a virtual meeting format only, on Tuesday, April 25, 2023, at 11:00 a.m., local time. You can virtually attend the live webcast of the Annual Meeting at meetnow.global/MMKYG57, and by following the instructions in the Proxy Statement. There is no physical location for the Annual Meeting. The Annual Meeting is for the purpose of considering and acting upon the following matters:

1.	To elect four directors;

2.	To ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2023;

3.	To approve a non-binding resolution on executive compensation; and

4.	To vote on the frequency of advisory votes on executive compensation.

All as set forth in the Proxy Statement accompanying this notice, and to transact any other business that may properly come before the Annual Meeting. The Board of Directors is not aware of any other business to come before the Annual Meeting. Stockholders of record at the close of business on March 9, 2023, are the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

A copy of our Annual Report to Stockholders and Form 10-K for the fiscal year ended December 31, 2022, is enclosed.

It is important that your shares be represented and voted at the Annual Meeting. Stockholders whose shares are held in registered form have a choice of voting by proxy card, telephone or the Internet, as described on your proxy card. Stockholders whose shares are held in the name of a broker, bank or other holder of record must vote in the manner directed by such holder. Check your proxy card or the information forwarded by your broker, bank or other holder of record to see which voting options are available to you. Any stockholder of record attending the virtual Annual Meeting may withdraw his or her proxy and vote personally on any matter properly brought before the Annual Meeting. If you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from the stockholder of record to vote at the virtual Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Lance Secretary

Honesdale, Pennsylvania

March 24, 2023

Important Notice Regarding Internet Availability of Proxy Materials

For the Annual Meeting of Stockholders to be Held on April 25, 2023.

The Proxy Statement and Annual Report to Stockholders and Form 10-K

are available on the Shareholders Services Page of our website at

www.waynebank.com/shareholder-services

i

PROXY STATEMENT

OF

NORWOOD FINANCIAL CORP

717 MAIN STREET

HONESDALE, PENNSYLVANIA 18431

ANNUAL MEETING OF STOCKHOLDERS

APRIL  25, 2023

GENERAL

This proxy statement and the accompanying proxy card are first being distributed to stockholders of Norwood Financial Corp (the “Company”) on or about March 24, 2023, in connection with the solicitation by our Board of Directors of proxies for use at our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) which will be held in a virtual meeting format only on Tuesday, April 25, 2023, at 11:00 a.m., local time. You can virtually attend the live webcast of the Annual Meeting at meetnow.global/MDCYKQJ, and by following the instructions in the Proxy Statement. There is no physical location for the Annual Meeting.

VOTING AND PROXY PROCEDURES

Who Can Vote at the Annual Meeting

You are only entitled to vote at the Annual Meeting if our records show that you held shares of our common stock, $0.10 par value (the “Common Stock”), as of the close of business on March 9, 2023 (the “Record Date”). If your shares are held by a broker or other intermediary, you can only vote your shares at the Annual Meeting if you have a properly executed proxy from the record holder of your shares (or their designee). As of the Record Date, a total of 8,181,001 shares of Common Stock were outstanding. Each share of Common Stock has one vote in each matter presented.

How to Vote at the Annual Meeting

You may vote your shares by Internet, telephone, regular mail or at the virtual Annual Meeting. Each of these voting options is described on your proxy card or Notice. You should complete and return your proxy card, or vote using the Internet or telephone voting options, in order to ensure that your vote is counted at the Annual Meeting, or at any adjournment of the Annual Meeting, regardless of whether you plan to attend the virtual Annual Meeting. If you return an executed proxy card without marking your instructions, your executed proxy card will be voted “FOR” the election of the four director nominees named in this Proxy Statement, “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2023, “FOR” approval of the non-binding resolution on executive compensation and “FOR” the frequency of advisory votes on executive compensation to occur every three years.

Registered stockholders can vote online by visiting www.investorvote.com/nwfl and following the on-screen instructions. The Notice previously provided to you contains the necessary codes required to vote online or by telephone. If you wish to vote by telephone, please call the toll-free number on the enclosed proxy card and follow the instructions in the recorded message. You may also vote by mail by completing, signing, dating and returning the enclosed proxy card in the envelope provided.

If you are a registered stockholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the notice or proxy card that you received. If you hold your shares through an intermediary, such as a bank or broker, you must register in advance to attend the Annual Meeting virtually on the Internet.

To register to attend the Annual Meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your holdings of Company stock, along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on April 20, 2023. You will receive a confirmation of your registration by email after we receive your registration materials.

Requests for registration should be directed to us at the following:

By email:

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail:

Computershare

COMPANY Legal Proxy

P.O. Box 43001

Providence, RI 02940-3001

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the Board of Directors’ form of proxy will vote your shares as determined by a majority of the Board of Directors. If the Annual Meeting is postponed or adjourned, your Common Stock may be voted by the persons named in the Board of Directors’ form of proxy on the new Annual Meeting dates as well, unless you have revoked your proxy or the Board of Directors sets a new record date. The Company does not know of any other matters to be presented at the Annual Meeting.

You may revoke your proxy at any time before the vote is taken at the Annual Meeting. To revoke your proxy you must either advise the Company’s Secretary in writing before your Common Stock has been voted at the Annual Meeting, deliver a later-dated proxy, use the Internet or telephone voting options explained on the proxy card or vote during the virtual Annual Meeting. Attendance at the virtual Annual Meeting will not by itself revoke your proxy.

If you hold your Common Stock in “street name,” you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this Proxy Statement.

Internet Access to Proxy Materials

Copies of this Proxy Statement and the Annual Report and Form 10-K for the fiscal year ended December 31, 2022, are available on the Shareholder Services page of the Company’s website at www.waynebank.com/shareholder-services. Stockholders can elect to receive future proxy statements and annual reports over the internet rather than in printed form. Stockholders of record can make this election by calling toll-free to 1 (800) 598-5002, sending an email to info@waynebank.com, or by following the instructions on the Shareholder Services page at www.waynebank.com/stockholder-services. If you hold your shares in street name, please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to access future proxy materials over the internet.

Participants in the Wayne Bank Employee Stock Ownership Plan

The enclosed proxy card also serves as a voting instruction form for participants in the Wayne Bank Employee Stock Ownership Plan (the “ESOP”), and reflects all shares participants may vote under the ESOP. ESOP participants may also give voting instructions by telephone or by internet as provided in the form. Under the terms of the ESOP, all shares held by the ESOP are voted by the ESOP trustees, but each participant in the ESOP may direct the trustees on how to vote the shares of Common Stock allocated to his or her ESOP account. Unallocated shares and allocated shares for which no timely voting instructions are received will be voted by the ESOP trustees in the same proportion as the shares for which the trustees have received timely voting instructions, provided that in the absence of any voting directions as to allocated stock, the Board of Directors of Wayne Bank will direct the ESOP trustees as to the voting of all shares of stock in the ESOP. The deadline for returning your voting instruction form to the ESOP trustees by mail is April 14, 2023.

Vote Required

The Annual Meeting can only transact business if a majority of the outstanding shares of Common Stock entitled to vote are represented at the Annual Meeting. If you return valid proxy instructions or attend the virtual Annual Meeting online, your shares will be counted for purposes of determining whether there is a quorum even if you abstain or withhold your vote or do not vote your shares at the Annual Meeting. Under Pennsylvania law, if a proxy casts a vote for a matter on the agenda, the stockholder represented by that proxy is considered present for purposes of a quorum. Broker non-votes will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not have discretionary voting power with respect to the agenda item and has not received voting instructions from the beneficial owner.

In voting on the election of directors, you may vote in favor of a nominee or withhold your vote from a nominee. There is no cumulative voting in the election of directors. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees receiving the greatest number of votes will be elected. Votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In voting to ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

In voting to approve the non-binding advisory vote on executive compensation, you may vote in favor of the proposal, against the proposal or abstain from voting. To be approved, this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the voting on this proposal.

In the advisory vote on the frequency of advisory votes on executive compensation, you may vote to have a non-binding advisory vote on executive compensation every one, two or three years or abstain from voting. The number of years which receives a plurality of the votes cast will be considered the option approved by stockholders. Broker non-votes and abstentions will not be counted as votes cast and will have no effect on the outcome of the voting on this proposal.

PRINCIPAL HOLDERS OF OUR COMMON STOCK

Persons and groups beneficially owning more than 5% of the Common Stock are required to report on their ownership to the Securities and Exchange Commission (“SEC”). A person is the beneficial owner of shares of Common Stock over which he or she has or shares voting or investment power or which he or she has the right to acquire at any time within 60 days from the Record Date. As of the Record Date, no persons or groups were known to the Company to beneficially own more than 5% of the Common Stock.

PROPOSAL I—ELECTION OF DIRECTORS

The Board of Directors currently consists of eleven (11) members, each of whom also serves as a director of our principal subsidiary, Wayne Bank (the “Bank”). Our Articles of Incorporation provide that the Board of Directors must be divided into three classes as nearly equal in number as possible. At each annual meeting of stockholders, each of the successors of the directors whose terms expire at the meeting will be elected to serve for a term of three years expiring at the third annual meeting of stockholders following the annual meeting of stockholders at which the successor director was elected.

During the 2022 fiscal year of the Company, there were significant changes to management and the Board of Directors. On April 26, 2022, William W. Davis, Jr., Chairman of the Board, retired from the Board of Directors of the Company and the Bank. Mr. Davis was appointed Director Emeritus on that same date. In addition, on April 26, 2022, Lewis J. Critelli was appointed Chairman of the Board of Directors of the Company and the Bank. On May 9, 2022, Mr. Critelli retired as President and Chief Executive Officer of the Company and the Bank. On May 9, 2022, James O. Donnelly became President and Chief Executive Officer of the Company and the Bank. On May 10, 2022, Mr. Donnelly became a director of the Company and the Bank.

Joseph W. Adams, Kevin M. Lamont, Dr. Kenneth A. Phillips and Jeffrey S. Gifford (collectively, the “Nominees”) have been nominated by the Board of Directors for terms of three years each. The Nominees currently serve as directors of the Company and have consented to serve, if elected.

The persons named as proxies in the Board of Directors’ form of proxy intend to vote for the election of the Nominees, unless the proxy is marked to indicate that such authorization is expressly withheld. Should any of the Nominees withdraw or be unable to serve (which the Board of Directors does not expect) or should any other vacancy occur in the Board of Directors, it is the intention of the persons named in the Board of Directors’ form of proxy to vote for the election of such person as may be recommended to the Board of Directors by the Nominating Committee of the Board. If there is no substitute nominee, the size of the Board of Directors may be reduced.

The following table sets forth the names, ages, positions with the Company, terms and length of board service, number of shares owned and percentage ownership of the Common Stock for: (i) each of the persons nominated for election as directors of the Company at the Annual Meeting; (ii) each other director of the Company who will continue to serve as director after the Annual Meeting; and (iii) each executive officer who is not a director. Beneficial ownership of the directors and executive officers of the Company as a group is also set forth below.

Name and Position(s) with Company	Age(1)	Year First Elected or Appointed(2)	Current Term Expires	Common Stock Beneficially Owned as of Record Date(3)(4)		Percent of Class

BOARD NOMINEES FOR TERMS TO EXPIRE IN 2026
Joseph W. Adams Director	60	2015	2023	51,592	(5)	*
Kevin M. Lamont Director	64	2011	2023	133,357	(5)	1.6%
Dr. Kenneth A. Phillips Director	72	1988	2023	14,671		*
Jeffrey S. Gifford Director	67	2020	2023	132,682		1.6%

DIRECTORS CONTINUING IN OFFICE
James O. Donnelly President and Chief Executive Officer	55	2022	2024	750		*
Lewis J. Critelli Chairman of the Board and Director	63	2009	2024	63,040		*
Meg L. Hungerford Director	46	2017	2024	4,760		*
Dr. Andrew A. Forte Director and Vice Chairman of the Board	64	2007	2025	21,010		*
Ralph A. Matergia Director	73	2004	2025	21,138	(5)	*
Susan Campfield Director	65	2006	2025	5,331		*
Alexandra K. Nolan Director	65	2020	2025	264,082		3.2%

Name and Position(s) with Company	Age(1)	Year First Elected or Appointed(2)	Current Term Expires	Common Stock Beneficially Owned as of Record Date(3)(4)	Percent of Class

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS
William S. Lance Executive Vice President, Chief Financial Officer and Secretary	63	Na	Na	8,942	*
Robert J. Mancuso Executive Vice President and Chief Operating Officer	65	Na	Na	17,583	*
John F. Carmody Executive Vice President and Chief Credit Officer	53	Na	Na	17,203	*
Vincent G. O’Bell Executive Vice President and Chief Lending Officer	61	Na	Na	7,198	*

All directors, nominees and executive officers as a group (15 persons)				763,339	9.1%

*	Less than 1% of the Common Stock outstanding.
(1)	As of December 31, 2022.
(2)	Refers to the year the individual first became a director of the Company or the Bank.
(3)

Unless otherwise noted, the directors, executive officers and group named in the table have sole or shared voting power or investment power with respect to the shares listed in the table. The share amounts include shares of Common Stock that the following persons may acquire through the exercise of stock options within 60 days of the Record Date: Joseph W. Adams – 1,300; Susan Campfield – 2,050; Dr. Andrew A. Forte – 2,050; Meg L. Hungerford – 1,300; Kevin M. Lamont – 1,000; Ralph A. Matergia – 1,300; Dr. Kenneth A. Phillips – 2,050; and Vincent G. O’Bell – 6,750.

(4)	Excludes shares of restricted stock awarded under the Company’s 2014 Equity Incentive Plan that have not yet vested.
(5)

Excludes 119,503 shares of Common Stock held under the Wayne Bank Employee Stock Ownership Plan (“ESOP”) for which such individuals serve as the ESOP trustees. Such shares are voted by the ESOP trustees in a manner proportionate to the voting directions of the allocated shares received by the ESOP participants, subject to the fiduciary duty of the trustees. Beneficial ownership is disclaimed with respect to such ESOP shares held in a fiduciary capacity.

Biographical Information

The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating Committee and the Board to determine that the person should serve as a director for the Company.

Nominees for Director

Joseph W. Adams is a member of the Pennsylvania House of Representatives, after being elected in November, 2022. Previously, he had served the past six years as a Wayne County Commissioner. He retired as Superintendent of Schools for the Western Wayne School District on February 1, 2018. Previously, he served as Senior Executive Vice President for Wealth Management at the Dime Bank, Honesdale, Pennsylvania, with which he had been employed in various officer positions since 2003. Mr. Adams has also previously served as the Business Manager of the Wallenpaupack Area School District for 13 years. A fifth-generation resident of Wayne County, his strong local ties, business experience, financial background and his participation in our local community for over 37 years, brings knowledge and business opportunities to the Bank.

Kevin M. Lamont was appointed to the Board of Directors upon the completion of the Company’s acquisition of North Penn Bancorp, Inc. on May 31, 2011. Prior to the merger, he served as the Chairman of the Board of North Penn Bancorp, Inc. and North Penn Bank. He is also President of Lamont Development Company, Inc. Mr. Lamont developed, owned and operated two major assisted living communities in Northeast Pennsylvania. Mr. Lamont has been a licensed Nursing Home Administrator in Pennsylvania since 1980 and has extensive experience in all aspects of business management and finance. His participation in our local community for over 43 years brings knowledge of the local economy and business opportunities for the Bank.

Dr. Kenneth A. Phillips is a retired optometrist. Dr. Phillips has in-depth knowledge of the Bank’s market area and is active in various community activities. His participation in our local community for over 48 years brings knowledge of the local economy and business opportunities for the Bank.

Jeffrey S. Gifford was appointed to the Board of Directors upon the completion of the Company’s acquisition of UpState New York Bancorp, Inc. on July 7, 2020. Prior to the merger, he served as the Chairman of the Board of UpState New York Bancorp, Inc. since 2016 and Chairman of the Board of USNY Bank since 2015. Mr. Gifford is the Chairman and Chief Executive Officer of The Birkett Mills, a manufacturer of buckwheat and wheat products for wholesale and retail customers, with mills located in Penn Yan and King Ferry, New York. Mr. Gifford previously served as the Chief Executive Officer of Crooked Lake Management, Inc., which is the holding company for Carey’s Lumber & Building Supply and Carey’s True Value, both located in Penn Yan, New York, from 1991 to 2016. He has also previously served as President and Chairman of the Genesee Reserve Supply company in Rochester, New York, as well as Chairman of the Yates County Industrial Development Agency. His strong local ties, business experience, financial background and his participation in his local community for over 32 years, brings knowledge and business opportunities to the Bank.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE ABOVE NOMINEES.

Continuing Directors

James O. Donnelly became President and Chief Executive Officer of the Company on May 9, 2022. On May 10, 2022, Mr. Donnelly was appointed to the Board of Directors of the Company to fill the vacancy created by the retirement of William W. Davis, Jr. from the Board of Directors of the Company and the Bank, where Mr. Davis previously served as Chairman. Mr. Donnelly will serve with the class of directors whose terms expire at the 2024 Annual Meeting of Stockholders, or until his successor shall have been elected and qualified. Mr. Donnelly was also appointed to the Board’s Executive Committee, Loan Committee and Trust Committee. Mr. Donnelly joined the Company with over 30 years of banking experience, most recently with Bangor Savings Bank where he served as its Executive Vice President and Chief Commercial Officer. Mr. Donnelly brings to the chief executive officer role substantial experience and leadership skills in the areas of commercial lending, retail and mortgage banking, credit, financial management, wealth management and franchise growth through acquisition and market expansion. Mr. Donnelly has a long and distinguished history of community service, including in the areas of healthcare, higher education and the United Way.

Lewis J. Critelli was appointed as Chairman of the Board of Directors of the Company and the Bank on April 26, 2022, upon the retirement of William W. Davis, Jr. from the Board of Directors of the Company and the Bank, where he previously served as Chairman. Mr. Critelli retired as President and Chief Executive Officer of the Company and the Bank on May 9, 2022, after a long and distinguished banking career of over forty years. He joined the Bank in 1995 as Chief Financial Officer and had served as President and CEO for both the Company and the Bank since 2010. Under his leadership, the Company had three successful acquisitions and expanded into new markets in Pennsylvania and Upstate New York. The Company’s total assets increased from $529 million to over $2.1 billion as of March 31, 2022.

Meg L. Hungerford serves as the School Business Manager for the Walton, New York, Central School District. Previously she has served as the Director of Finance for the City of Oneonta, New York since 2009. She also currently serves as a Director for NYMIR – the New York Municipal Insurance Reciprocal. Ms. Hungerford served on the board of directors and audit committee of Delaware Bancshares, Inc. and its wholly owned subsidiary, The National Bank of Delaware County, from 2010 until their acquisition by the Company in July 2016. Her public service and involvement in her community for over 25 years provides knowledge of the local economy and business opportunities and make her a valuable contributor to the Board.

Dr. Andrew A. Forte is the President of Forte, Inc., a family-owned corporation which operates the Stroudsmoor Country Inn, a hospitality and banquet facility in Stroudsburg, Pennsylvania. He has a Doctoral Degree in management from the Lubin School of Business, Pace University. He is a Certified Public Accountant, who practiced public accountancy with KPMG as an Audit Manager through June 1985. His financial and accounting background brings valuable expertise to the Board and his participation in our local community for over 39 years brings knowledge of the local economy and business opportunities for the Bank.

Ralph A. Matergia is a founding partner of the law firm of Matergia and Dunn in Stroudsburg, Pennsylvania with which he has practiced for over 48 years. Previously, he had served as Solicitor for the Monroe County Treasurer for over 30 years. He also served as the Solicitor for the Borough of Stroudsburg from 1979 to 2016. His participation in our local community for over 48 years brings knowledge of the local economy and business opportunities for the Bank.

Susan Campfield is the President and Chief Executive Officer of Gumble Brothers, Inc., a building material supplier located in Paupack, Pennsylvania. She works with various contractors and builders and has an extensive knowledge of the local construction market. Her participation in our local community for over 32 years brings knowledge of the local economy and business opportunities for the Bank.

Alexandra K. Nolan was appointed to the Board of Directors upon the completion of the Company’s acquisition of UpState New York Bancorp, Inc. on July 7, 2020. Prior to the merger, she served as a director on the Board of UpState New York Bancorp, Inc. and USNY Bank since 2010, and was Vice Chairwomen since 2016. Ms. Nolan previously served as Editorial Finance Manager of Time Warner’s LIFE Magazine. She has also previously served as the director of Branch Analysis and Planning for Shearson/Lehman Brothers and as an analyst with the Government Affairs Office of American Express Company. Her participation in her local community for over 32 years brings knowledge of the local economy and business opportunities for the Bank.

Business Background of Our Executive Officers Who Are Not Directors

The business experience for the past five years of each of the Company’s executive officers who is not a director is set forth below. Unless otherwise indicated, the executive officer has held his position for the past five years.

William S. Lance was named Executive Vice President in December 2011. He joined the Company as Senior Vice President and Chief Financial Officer in March 2010.

Robert J. Mancuso was named Executive Vice President in June 2014 and Chief Operating Officer in 2018. He joined the Company as Senior Vice President of the Company and Senior Vice President-Chief Information Officer of the Bank in January 2013.

John F. Carmody was named Chief Credit Officer in October 2013 and Executive Vice President in April 2015. Prior thereto, he had served as Senior Vice President, Senior Loan Officer and head of Commercial Banking since January 1, 2012. Prior to that time, he had served as a Commercial Loan Officer at the Bank since April 2001.

Vincent G. O’Bell was named Chief Lending Officer in April 2021 and Executive Vice President in December, 2022. Prior thereto, he had served as Senior Vice President, Commercial Loan Officer of the Bank since July 2016. Prior to that time, he had served as a Vice President, Commercial Loan Officer at Fidelity Deposit and Discount Bank since 2013.

In order to resolve an investigation into the accounting and reporting by a bank holding company with which he was previously employed with respect to certain pooled trust preferred securities in 2009 and 2010, the bank holding company and William S. Lance, without admitting or denying the findings therein, consented to the issuance of an administrative order by the SEC on January 28, 2015, finding violations of certain provisions of the securities laws, including Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934. The administrative order applicable to Mr. Lance included a cease and desist order and a separate civil money penalty of $20,000.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that Directors Phillips, Matergia, Adams, Campfield, Forte, Hungerford, Lamont, Gifford and Nolan are independent under the independence standards of The Nasdaq Global Market on which the Common Stock is currently listed. In determining the independence of directors, the Board of Directors considered the deposit and loan relationships which various directors have with the Bank and certain business relationships between the Bank and organizations in which certain directors have an interest. In determining whether Mr. Matergia is independent, the Board of Directors considered work occasionally done by his law firm for the Bank but determined that due to the small volume of work done, his independence was not affected. There are no members of the Audit Committee who do not meet the independence standards of The Nasdaq Global Market for Audit Committee members, and no members of the Audit Committee are serving under any exceptions to these standards.

Code of Ethics

The Company has adopted a Code of Ethics, which applies to all directors, officers and employees of the Company and the Bank. The Code of Ethics is available on the Shareholder Services page of the Company’s website at www.waynebank.com/stockholder-services. It is expected that all directors, officers and employees act, in all matters, in accordance with the highest standards of personal and professional conduct in all aspects of their employment and association with the Company and the Bank, to comply with all applicable laws, rules and regulations and to adhere to all policies and procedures adopted by the Company and the Bank.

Board Leadership Structure and Role in Risk Oversight

Under the Board of Directors’ current leadership structure, the offices of Chairman of the Board and Chief Executive Officer are held by separate individuals. Lewis J. Critelli serves as Chairman of the Board of Directors. Mr. Critelli does not serve in any executive capacity with the Company. The Company’s Chief Executive Officer is Mr. James O. Donnelly. Although the offices of Chairman of the Board and Chief Executive Officer are currently held by separate individuals, the Board of Directors has not made a determination that this is the appropriate leadership structure for the Board of Directors in all circumstances and reserves the right to combine these offices in the future if deemed appropriate under the circumstances.

The Board of Directors has general authority over the Company’s risk oversight function with authority delegated to various board committees to review risk management policies and practices in specific areas of the Company’s business. The Audit Committee is primarily responsible for overseeing the Company’s risk management. The Audit Committee works closely with officers involved in the risk management function including the internal audit staff who report directly to the Audit Committee.

Meetings and Committees of the Board of Directors

The Board of Directors conducts its business through meetings of the Board and through activities of its committees. All committees act for both the Company and the Bank. During the fiscal year ended December 31, 2022, the Board of Directors of the Company held four regular meetings and three special meetings. The Board of Directors of the Bank held twelve regular meetings.    Independent directors met eleven times in executive session. No director attended fewer than 75% of the total meetings of the Board of Directors of the Company and committees on which such director served during the fiscal year ended December 31, 2022.

Audit Committee. The Audit Committee is comprised of Directors Forte, Phillips, Matergia, Hungerford, Campfield and Gifford. The Board of Directors has determined that each of the members of the Audit Committee is independent in accordance with the listing requirements for the Nasdaq Global Market. The Board of Directors has adopted a charter for the Audit Committee which is available on the Shareholder Services page of our website at www.waynebank.com/stockholder-services. The Audit Committee is a standing committee and, among other matters, is responsible for developing and maintaining the Company’s audit program. The Audit Committee also meets with the Company’s independent auditors to discuss the results of the annual audit and any related matters.

In addition to regularly scheduled meetings, the Audit Committee is available either as a group or individually to discuss any matters that might affect the financial statements, internal controls or other financial aspects of the operations of the Company. The Audit Committee met four times during the fiscal year ended December 31, 2022.

Compensation Committee. The Compensation Committee consists of Directors Lamont, Matergia, Adams, Gifford and Nolan. This standing committee met three times during the fiscal year ended December 31, 2022 to review the compensation of the chief executive officer and other executive officers. The members of the Compensation Committee are independent in accordance with the listing requirements of the Nasdaq Global Market. For a discussion of the committee’s processes and procedures for determining director and executive officer compensation, see the “Compensation Discussion and Analysis” below. The Board of Directors has adopted a charter for the Compensation Committee which is available on the Shareholder Services page of our website at www.waynebank.com/shareholder-services.

Audit Committee Financial Expert

The Board of Directors has determined that Dr. Andrew A. Forte, a member of the Company’s Audit Committee, is an “Audit Committee Financial Expert” as that term is defined in the Securities Exchange Act of 1934. The Board of Directors has also determined that Dr. Forte is independent as that term is used in the Securities Exchange Act of 1934.

Director Nomination Process

The Nominating Committee consists of Directors Lamont, Matergia, Adams, Nolan and Forte, each of whom is independent within the meaning of the rules of the Nasdaq Global Market. The Nominating Committee met once during the year ended December 31, 2022. The Board of Directors has adopted a charter for the Nominating Committee which is available on the Shareholder Services page of our website at www.waynebank.com/stockholder-services.

The Company does not currently pay fees to any third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Committee’s process for identifying and evaluating potential nominees includes soliciting recommendations from directors and officers of the Company and the Bank. Additionally, the Committee will consider persons recommended by stockholders of the Company in selecting the Committee’s nominees for election. There is no difference in the manner in which the Committee evaluates persons recommended by directors or officers and persons recommended by stockholders in selecting Board nominees.

To be considered in the Committee’s selection of Board nominees, recommendations from stockholders must be received by the Company in writing by at least 120 days prior to the anniversary of the date the proxy statement for the previous year’s annual meeting was first distributed to stockholders. Recommendations should identify the submitting stockholder, the person recommended for consideration and the reasons the submitting stockholder believes such person should be considered. The Committee believes potential directors should be stockholders, should have the highest personal and professional integrity and should be knowledgeable about the business activities and market areas in which the Company and its subsidiaries engage. The Committee may consider diversity in market knowledge, background, experience, qualifications, and other factors as part of its evaluation of each candidate.

Stockholder Communications

The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from stockholders are shared with the full Board no later than the next regularly scheduled Board meeting. In addition, directors are accessible to stockholders on an informal basis throughout the year. The Board encourages, but does not require, directors to attend the Annual Meeting of Stockholders. All then-serving directors attended online the virtual 2022 Annual Meeting of Stockholders.

Employee, Officer and Director Hedging

The Company has not adopted an anti-hedging or anti-pledging policy which prohibits directors, executive officers or employees from engaging in or effecting any transaction designed to hedge or offset the economic risk of owning shares of Company common stock. Accordingly, any hedging, derivative or other equivalent transaction that is specifically designed to reduce or limit the extent to which declines in the trading price of Company common stock would affect the value of the shares of Company common stock owned by an executive officer or director is not prohibited. Cashless exercises of employee stock options are not deemed short sales and are not prohibited.

The information provided under this Employee, Officer and Director Hedging section shall not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference.

Nasdaq Diversity Requirements

The Nasdaq Stock Market LLC’s (“Nasdaq”) has adopted rules to implement diversity requirements for companies listed on the Nasdaq exchanges. Generally, the rule requires any company listed on the Nasdaq exchanges to (a) have at least two diverse directors on its board or explain why it does not meet this objective and (b) provide standardized disclosures in the form of a Board Diversity Matrix, or similar format, on the composition of its board. Diverse” is defined to mean an individual who self-identifies in one or more of the following categories: (i) Female, (ii) Underrepresented Minority, or (iii) LGBTQ+. “Underrepresented Minority” is defined to mean an individual who self-identifies as one or more of the following: Black or African American, Hispanic or Latinx, Asian, Native American or Alaska Native, Native Hawaiian or Pacific Islander, or Two or More Races or Ethnicities.

The Nasdaq rules require the Company to have, or explain why it does not have, at least two members of its board of directors who are Diverse, including at least one Diverse director who self-identifies as Female. The second Diverse director may include an individual who self-identifies as one or more of the following: Female, LGBTQ+, or an Underrepresented Minority. Nasdaq companies are required to comply with the new board diversity rules by the later of the below dates or the date the company files its proxy or information statement for its annual meeting of shareholders in the applicable compliance year:

•	Aug. 7, 2023: All Nasdaq-listed companies must have, or explain why they do not have, one diverse director.

•	Aug. 6, 2025: Companies listed on the Nasdaq Global Select and the Nasdaq Global Market must have, or explain why they do not have, two diverse directors.

•	Aug. 6, 2026: Companies listed on the Nasdaq Capital Market, such as the Company, must have, or explain why they do not have, two diverse directors.

Additionally, a company listed on Nasdaq exchanges will be required to provide a Board Diversity Matrix, or similar disclosure, by the later of (a) Aug. 8, 2022, or (b) the date the company files its proxy statement for its annual meeting of shareholders during the 2022 calendar year. The Company has elected to include the Diversity Matrix in this Proxy Statement, as set forth below.

The Company believes that it is presently in compliance with the diversity requirements imposed by the Nasdaq listing rules.

Board Diversity Matrix (as of the Record Date)

Board Size:
Total Number of Directors	11
Part I: Gender Identity	Male	Female	Non- Binary	Gender Undisclosed
Number of directors based on gender identity	8	3	0	0
Part II: Demographic Background
White	8	3	0	0

COMPENSATION DISCUSSION AND ANALYSIS

The Company’s operating results for 2022 indicate that our compensation programs continue to support our operating goals and our financial targets in our efforts to build long-term value for our stockholders. Our return on average assets was 1.43% and our return on average equity was 16.11% for 2022. The Company maintained a net interest spread of 3.38% in 2022, and is considered well capitalized under the regulatory framework for prompt corrective action. Our cash dividends declared for the year increased to $1.13 per share in 2022, up from $1.06 per share in 2021, our 31st consecutive year of dividend increases.

Stockholder Advisory Votes on Executive Compensation

At the 2020 annual meeting of stockholders, stockholders approved the advisory vote on the Company’s executive compensation policies and practices as disclosed in the Compensation Discussion and Analysis of the proxy statement by 95.8% of the shares voting on the matter. The Committee considered this supportive vote in continuing its administration of compensation for the named executive officers (“NEOs”) in 2022.

Philosophy and Objectives

The Company’s compensation programs are designed to effectively attract, retain, motivate and reward the NEOs and all employees for their performance. The Company believes in maintaining a competitive compensation package to insure continuity of the management team with the goal of increasing stockholder value over the long-term.

The objectives of the compensation package include the following:

•

Create an overall compensation package that is competitive with those offered by other financial institutions in our market area while providing appropriate incentives for the achievement of short and long term performance goals;

•	Encourage achievement of both short-term and long-term performance goals through cash incentive programs;

•	Use stock incentive plans to encourage long-term corporate performance and align interests of management with stockholders;

•	Encourage long-term management continuity and loyalty through the accrual of post-employment benefits; and

•	Monitoring the incentive compensation applicable to NEOs and other officers and employees within acceptable parameters of risk to the Company.

Financial service is a competitive industry and the Company operates in a market area which is headquarters to many other community banks as well as much larger institutions. The NEO officer compensation packages are therefore structured to retain the current team. The Company believes this is important due to the following attributes of the NEOs:

•	In-depth knowledge of the local markets;

•	Familiarity with the Company’s operations;

•	Strong customer relationships; and

•	Management succession planning.

The Company has a balanced package of short-term, cash-based compensation and longer-term, stock-based plans and retirement plans. The Company’s Executive Compensation package includes the following key elements:

•	Base Salary;

•	Executive Annual Incentive Plan (implemented effective January 1, 2019 and replacing executive participation in the Cash Incentive Plan);

•	Long-Term Equity-Based Incentive Compensation;

•	Employment and Change of Control Agreements;

•	Post-Employment and Retirement Programs;

•	Insurance and Other Benefits; and

•	Perquisites and Other Personal Benefits.

Administration of Compensation Program

The Compensation Committee of the Company is responsible for the administration of the compensation program of the President and Chief Executive Officer, the Chief Financial Officer and the other Named Executive Officers.

The Committee meets in the fourth quarter of each year to determine annual salary adjustments, cash bonus, restricted stock and stock option awards for NEOs. In 2019, the Company adopted an Executive Annual Incentive Plan addressing each specific type of compensation.

The Committee does consider a variety of factors as it evaluates compensation for each NEO, including:

•	Overall company performance as compared to budget and prior year’s performance;

•	Bank regulatory compliance;

•	Bank performance metrics compared to peers, including return on assets, return on equity, charge-offs, level of non-performing loans and efficiency ratio; and

•	The individual achievements of each NEO in their respective areas of responsibility.

In establishing base salaries and increases, the committee has access to various compensation surveys to ensure a competitive salary level. These include:

•	The Conference Board Salary increase survey;

•	SNL Executive Compensation Review; and

•	A peer group of companies, as listed below.

In addition, in November 2022, the Committee received an Executive Compensation Review from Blanchard Consulting Group (“Blanchard”), an independent compensation consulting firm. Blanchard conducted an updated total compensation review for the Company’s top five executive officers and summarized issues relative to topics such as competitive compensation, cash and equity incentives and provided recommendations regarding existing and new compensation programs of the Company. The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In preparing the Executive Compensation Review for the Company, Blanchard utilized a peer group of twenty-two publicly traded banks. The peer group was developed by Blanchard with input from the Company and represented an update of the historical compensation peer group used by the Company. The peer group consists of banks with assets between $1.5 billion and $5.0 billion as of their 2021 fiscal year-end and located in Pennsylvania and non-metro areas of New York. All peers are commercial banks, with the exception of ESSA Bancorp, Inc. Compensation amounts reported for the proxy peer group banks reflect what was earned in fiscal year 2021, as reported in the 2022 proxy statements. Blanchard compared the total compensation of the Company’s top five executives to the 50th percentile of the customized proxy peer group (25th and 75th percentile data were provided as well). Additionally, for salary levels Blanchard provided banking industry survey data, which includes both private and public banks. Also provided were annual incentive plan payouts at the 25th, 50th, and 75th percentiles as a percent of salary for the peer group banks that actually paid incentives in 2021. Blanchard also provided incentive plan design best practices, typical cash incentive opportunity levels, and equity compensation comparisons using equity awards granted in the most recent year. Blanchard reviewed the Company’s benefit programs as compared to the peer group and broader industry practice and provided trends from Institutional Stockholders Services (“ISS”) and Glass Lewis on peer group selection, Say-on-Pay, and Equity Plan reviews.

Blanchard is available to attend Committee meetings upon request for the purpose of reviewing compensation data with the Committee and participating in general discussions on compensation for the named executive officers. While the Committee considers input from Blanchard when making compensation decisions, the Committee’s final decisions reflect many factors and considerations.

Blanchard reports directly to the Committee and does not provide any other services to the Company. The Committee has analyzed whether the work of Blanchard as a compensation consultant has raised any conflict of interest, taking into consideration the following factors, among others: (i) the provision of other services to the Company by Blanchard; (ii) the amount of fees from the Company paid to Blanchard as a percentage of Blanchard’s total revenue; (iii) Blanchard’s policies and procedures that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Blanchard or the individual compensation advisors employed by Blanchard with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors with any member of the Committee; and (vi) any stock of the Company owned by Blanchard or the individual compensation advisors employed by Blanchard. The Committee has determined, based on its analysis of the above factors, among others, that the work of Blanchard and the individual compensation advisors employed by Blanchard as compensation consultants to the Company has not created any conflict of interest.

The Company does not specifically benchmark compensation to any specific group of companies.

The peer group of financial institutions utilized in 2022 consisted of the following banks with total assets between $1.633 billion and $4.689 billion competing in the Pennsylvania and non-metro areas of New York market: Peoples Financial Services Corp. (PFIS); Codorus Valley Bancorp, Inc. (CVLY);

Orrstown Financial Services, Inc. (ORRF); Citizens & Northern Corp. (CZNC); Citizens Financial Services, Inc. (CZFS); FNCB Bancorp, Inc. (FNCB); Fidelity D&D Bancorp, Inc. (FDBC); ESSA Bancorp, Inc. (ESSA); Embassy Bancorp, Inc. (EMYB); Mid Penn Bancorp, Inc. (MPB); Penns Woods Bancorp, Inc. (PWOD); QNB Corp. (QNBC); Arrow Financial Corp. (AROW); ACNB Corporation (ACNB); Chemung Financial Corporation (CHMG); Evans Bancorp, Inc. (EVBN); Meridian Corporation (MRBK); Orange County Bancorp, Inc. (OBT); Franklin Financial Services Corporation (FRAF); ENB Financial Corp (ENBP); ‘Greene County Bancorp, Inc. (GCBC) and Pioneer Bancorp, Inc. (PBFS). Changes to this peer group from 2021 were removal of CB Financial Service (CBFV). Additions in 2022 included Greene County Bancorp, Inc. (GCBC) and Pioneer Bancorp, Inc. (PBFS).

NEO salaries are not increased materially from year to year. At each Committee meeting, the Chief Executive Officer discusses with the Committee the performance evaluations of each of the NEOs, excluding himself, and presents his recommendations. The Chief Executive Officer is not present for any discussion involving his compensation.

Beginning in 2019, the annual incentive program for NEOs was based upon pre-defined performance criteria and attainment of such performance during the fiscal year, rather than such cash bonus awards being discretionary and determined at the end of the fiscal year. Depending on the Company’s targeted performance for the year, the Committee establishes a cash incentive bonus pool based on a percentage of pre-tax earnings. Specific bonus amounts are awarded to each NEO based on attainment of pre-determined performance targets as determined by the Committee. The Company realizes that all employees contribute to its success, and therefore, cash bonuses are also distributed to employees at all levels based on merit as determined by the President and approved by the Committee at the end of the fiscal year. The Company has never been required to materially adjust or restate the pre-tax earnings on which the bonus pool has been calculated and does not have a policy regarding the adjustment or recovery of bonuses in such an event.

The Committee also may grant stock option awards and restricted stock awards under the Company’s 2014 Equity Incentive Plan. Such equity awards are designed to provide long-term incentives to NEOs, directors and other key employees that contribute to the success of the Company. The ten-year life of the options and five-year vesting of restricted stock awards are structured to retain the NEOs and promote the long-term success of the Company.

The Board of Directors believes that equity-based compensation is important in aligning the interests of management with those of stockholders and has established the Wayne Bank Employee Stock Ownership Plan and the 2014 Equity Incentive Plan to help it achieve this objective. Although each of the NEOs has a substantial personal investment in the Common Stock, the Board of Directors does not have formal equity ownership requirements or guidelines for executive officers.

Components of Compensation Program

The major components of compensation for 2022 were as follows:

Salary. In 2022, the Committee reviewed the salary increase recommendations of Blanchard for the CEO based on information provided in the 2021 Executive Compensation Review Report. As presented in the November 2021 report, the market median (50th percentile) base salary for the CEO position in the proxy peer group for 2021 was $488,250. If this data was aged by the average CEO salary increase in the banking industry of 5%, the projected 2022 base salary median for this position would be $512,663. The CEO’s base salary is $425,000, which is approximately 17% below the market median. Blanchard recommended a gradual approach be considered to increasing the CEO’s base salary to the market median over a 3-4 year period of time using a 10% and 12.5% annual base salary increase. These increases would assume the CEO is at least meeting annual performance expectations. Based on these recommendations, the Committee determined that the base salary for Mr. Donnelly as of January 1, 2023, will be $478,125. Other salary increases approved for the NEOs, effective as of January 1, 2023, ranged from 6.00% to 7.29%.

Bonus. For 2022, the Board approved a bonus pool equal to $1,930,000, or 5.3%, of pre-tax earnings to be distributed to all NEOs, other officers and employees. Historically, this bonus pool percentage has varied from 3.0% to 5.1% of pre-tax earnings. In establishing this bonus pool, the Committee reviewed the Company’s overall performance which exceeded expectations after considering the impact of any non-recurring events. In 2022, bonus awards to the NEO were determined under the Annual Incentive Plan based upon pre-determined performance targets for the Company and individual performance goals. Such Company performance criteria were based 50% on net income targets and 50% on earnings per share targets. The potential range of bonus awards were between 8% of base pay and 54% of base pay for the CEO and between 8% and 42% for other NEOs. The Committee retains the authority to reduce bonus awards if it determines that excessive risk has been taken in obtaining such performance or if significant regulatory issues exist with respect to such performance. Cash bonuses approved by the Committee in 2022 for the NEOs were as follows:

Name	Bonus	% of Base Salary
James O. Donnelly	$119,000	45.5	%(1)
Lewis J. Critelli	$125,000	52.6	%(2)
William S. Lance	$108,800	38.9%
Robert J. Mancuso	$75,250	35.0%

(1)	Percentage of actual compensation for 2022 from Mr. Donnelly’s date of commencement of employment on May 9, 2022.
(2)	Percentage of actual compensation for 2022 for Mr. Critelli from January 1, 2022, through June 30, 2022.

Stock Based Awards. The Committee approved stock option awards and restricted stock awards under the 2014 Equity Incentive Plan. The purpose of the plan is to provide incentives and rewards to officers, employees and directors that contribute to the success and growth of the Company. In 2022, a total of 38,000 options were granted to key employees. Such options granted in 2022 represent 0.47% of total shares outstanding.

At the 2022 annual meeting of stockholders, the stockholders approved an amendment to the 2014 Equity Incentive Plan to increase the total shares available for stock awards by 100,000 shares. In 2022, a total of 23,000 shares of restricted stock were awarded under this plan to executive officers and directors. NEOs received 13,700 stock awards in during 2022, as follows:

Name	Stock Award
James O. Donnelly	5,500 Shares
Lewis J. Critelli	5,200 Shares
William S. Lance	1,500 Shares
Robert J. Mancuso	1,500 Shares

Timing of Grants. Stock awards are typically granted annually as part of the individual performance review process. This takes place at the Compensation Committee Meeting in the fourth quarter. The full board ratifies the actions of the Committee in December and establishes the grant date. The exercise price of stock options is based upon the last sale price of the Company’s stock at the closing on the effective date of grant or if there is no trading on such date then the last trading day prior to such date of grant. As described above, options for 38,000 shares were awarded in December 2022.

Retirement Arrangements. The Company has entered into Salary Continuation Agreements with each of the NEOs, President and Chief Executive Officer James O. Donnelly, retired President and Chief Executive Officer Lewis J. Critelli, Executive Vice President and Chief Financial Officer William S. Lance, and Executive Vice President and Chief Operating Officer Robert J. Mancuso. Mr. Lance’s Salary

Continuation Agreement was amended on January 24, 2023, to change the Normal Retirement Benefit from $50,000 to $66,000. The Salary Continuation Agreements are intended to provide benefits to the Executives upon retirement, death, or disability, or in the event of a Change in Control (as defined in the Salary Continuation Agreements). Upon termination of employment on or after reaching age 65, or following a change-in-control, if earlier, Messrs. Donnelly, Critelli, Lance and Mancuso will be entitled under the Salary Continuation Agreements to a Normal Retirement Benefit of $125,000, $100,000, $66,000 and $30,000 per annum, respectively, payable in monthly installments for a period of fifteen (15) years. An Executive who continues working past the Normal Retirement Age will earn an increased benefit for each month worked up to age 67. If an Executive has a separation from service (other than in connection with a Change in Control or a termination for cause) or becomes disabled prior to reaching Normal Retirement Age, he will be eligible for a reduced annual benefit equal to the annual retirement benefit accrued through the date of separation or disability payable in monthly installments for a period of fifteen (15) years beginning at Normal Retirement Age or the month after disability, as the case may be. The Salary Continuation Agreements require the Executives to comply with certain non-competition and non-solicitation restrictions following a termination of employment as a condition to the receipt of benefits.

The benefit amounts under the Salary Continuation Agreements were calculated based on the amount of supplemental retirement income needed to allow the executive to retire on approximately 40%-75% of projected final salary when such supplemental benefit is added to the Company’s qualified retirement plans and social security. The range of 40% to 75% of final salary is based on total years of service with the Company from inception date of the plan. The target supplemental salary level payable at normal retirement age as follows: up to 15 years of service – 40%, 15-25 years – 65% and 25 or more – 75%. We believe that the Salary Continuation Agreements serve the interests of stockholders by encouraging long-term service by the Executives and helping make the Company’s executive compensation program competitive with other financial institutions.

The NEOs participate in Wayne Bank’s defined contribution profit-sharing and 401(k) Plan which is open to all employees over the age of 21 who have met the eligibility requirements. The 401(k) Plan permits employees to make pre-tax contributions of between 2% and 10% of their compensation to their accounts in the 401(k) Plan and Wayne Bank will match the first 3% of the contribution. In addition, in 2022, the Committee approved an additional corporate contribution equal to 3% of each eligible employee’s compensation. The Company also makes a Safe Harbor contribution of 3% annually to eligible employees. Since all eligible NEOs each contributed at least 3% of salary, a contribution of 9% was made to each of their accounts. The Committee considers the financial performance of the Company when it sets the Company’s annual contribution under the plan. For each eligible NEO, the Company contributed a total of 9% of the NEOs base salary to the Plan, the same percentage as for all eligible employees who contributed at least 3% of their compensation to their account.

Each of the NEOs participate in the Employee Stock Ownership Plan (ESOP) which is open to all employees who have met the eligibility requirements. There have been no contributions to the Plan since 1996. The compensation reported for Mr. Critelli represents shares purchased with dividends received on previously allocated shares of common stock.

Employment Agreement and Change in Control Severance Arrangements. As part of the long-term compensation package, the Company and Wayne Bank have entered into a three-year employment agreement with Mr. Donnelly. If the Company terminates Mr. Donnelly, without just cause and absent a Change in Control, he would be entitled to a payment of salary for amounts due for the remaining term under the agreement, but for not less than a period of 18 months or for more than a period of 24 months. The agreement has a two-step change-in-control trigger under which, in case of an involuntary termination without just cause or a voluntary termination for good reason occurring during the one year after a change-in-control, Mr. Donnelly would be paid a lump sum severance amount equal to three times the five-year average of his annual compensation less $1.00, not to exceed the tax-deductible limits under Section 280G of the Internal Revenue Code of 1986 (the “Code”). The Company and Wayne Bank have entered into a two-year change in control severance agreement with Mr. William S. Lance, Chief Financial Officer. The agreement has a two-step change-in-control trigger under which, in case of a voluntary termination within 30 days of a change-in-control or an involuntary termination without just cause or a voluntary termination for good reason occurring during the six months before or within one year after a change-in-control. Mr. Lance would be paid a lump sum amount equal to two times his then-current base salary, not to exceed the tax-deductible limits under Section 280G of the Code of three times the five-year average of his total taxable annual compensation less $1.00. We believe that the change-in-control provisions are desirable in order to ensure that Mr. Lance remains focused on the interests of the Company and its stockholders in the event of a pending change-in-control.

Other Benefits and Perquisites. In accordance with the terms of Mr. Donnelly’s employment agreement, the Company provides him with use of an automobile, including insurance, maintenance, fuel, fees and other costs. In 2022, the Company provided Mr. Mancuso with the use of an automobile, including insurance, maintenance, fuel, fees and other costs. In lieu of providing a company-owned vehicle, the Company provides an automobile allowance to Mr. Lance. The Company also pays the costs for use of a local country club to facilitate business activities by the NEOs.

Other Matters. The Committee balances short-term and long-term compensation for the NEOs. Long term compensation includes stock option grants, stock awards, salary continuation plan and other benefits available to all employees which includes contributions to 401(k) Plan, ESOP and life insurance. For 2022, the target range for short-term compensation as a percentage of total compensation was 50% to 75% with long-term compensation at 25% to 50% of total compensation. We believe this formula is competitive within our market place and peer group.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on foregoing review and discussions, the Compensation Committee recommended to the board of directors that the foregoing Compensation Discussion and Analysis be included in this joint proxy statement/prospectus.

COMPENSATION COMMITTEE:

Kevin M. Lamont, Chairman

Joseph W. Adams

Jeffrey S. Gifford

Ralph A. Matergia

Alexandra K. Nolan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned during the last two fiscal years by our principal executive officer, and the two other most highly compensated executive officers whose total compensation (excluding compensation attributable to non-qualified deferred compensation earnings) during the fiscal year ended December 31, 2022 exceeded $100,000 for services rendered in all capacities to the Company and its subsidiaries. We do not have any plans providing for non-equity incentive compensation to the NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(1)	Nonqualified Deferred Compensation Earnings	All Other Compensation (2)		Total
James O. Donnelly (3)	2022	$261,538	$119,000	$160,955	$—	$—	$18,822		$560,315
President and
Chief Executive Officer
Lewis J. Critelli (4)	2022	$237,500	$125,000	$139,166	$—	$—	$227,487	(5)	$729,153
President and	2021	$475,000	$200,000	$—	$—	$—	$64,538		$739,538
Chief Executive Officer
William S. Lance	2022	$280,000	$108,800	$50,295	$—	$—	$39,848		$478,943
Executive Vice President,	2021	$260,000	$93,600	$38,700	$—	$—	$37,695		$429,995
Chief Financial Officer and
Secretary
Robert J. Mancuso	2022	$215,000	$75,250	$50,295	$—	$—	$34,469		$375,014
Chief Operating Officer	2021	$200,000	$72,000	$38,700	$—	$—	$32,332		$343,032

(1)

Based on the aggregate grant date fair value of the award computed in accordance with FASB ASC Topic 718. For assumptions used in determining the grant date for value of the options and restricted stock awards, see Note 12 of Notes to the Consolidated Financial Statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The fair value of restricted stock awards is equal to the market value of the Common Stock underlying the award on the date of grant.

(2)	All other compensation for 2022 consists of the following:

		Life			ESOP
	401(k) Matching Contributions	Insurance Paid	Country Club Dues	Automobile Allowance	No. of Shares	Value at $ Share *	Total**
James O. Donnelly(3)	$14,711	$1,597	$—	$2,514	—	$—	$18,822
Lewis J. Critelli(4)	24,790	1,090	—	—	1,002	33,507	227,487(5)
William S. Lance	27,132	2,396	3,120	7,200	—	—	39,848
Robert J. Mancuso	22,625	2,205	2,340	7,299	—	—	34,469

(3)	Mr. Donnelly became President and CEO on May 9, 2022.
(4)	Mr. Critelli retired as President and CEO on May 9, 2022 and remained an employee of the Company and the Bank until June 30, 2022.
(5)

Mr. Critelli was appointed as Chairman of the Board effective on April 26, 2022, and following his retirement as President and CEO as of May 8, 2022, he was awarded 4,500 shares of restricted stock on May 10, 2022 which shares vest in five annual installments during his continued service as a director or emeritus director. Mr. Critelli continued as an employee of the Company and the Bank until June 30, 2022. Beginning on July 1, 2022 through December 31, 2022, Mr. Critelli received standard compensation as a non-employee director of $700 for each meeting attended plus $700 for committee meeting, plus a monthly retainer of $5,000 as a non-employee member of Wayne Bank’s Board. In addition, during the period July 1, 2022 through December 31, 2022, Mr. Critelli received compensation as a consultant to the Company of $20,000 per month plus an additional $1,500 per month for reimbursement of health insurance premiums. All compensation awarded to Mr. Critelli in 2022 is included in full in the Summary Compensation Table and is also included in the Director Compensation Table. Includes $120,000 consulting fee, $9,000 reimbursement for health insurance premiums, and $39,100 in director fees paid to Mr. Critelli during the period July 1, 2022 through December 31, 2022.. Mr. Critelli was awarded an additional 700 shares of restricted stock on December 13, 2022, which shares vest in five annual installments during his continued service as a director or emeritus director.

*	Fair market value of Common Stock as of December 31, 2022.
**	Excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any named executive officer.

James O. Donnelly entered into an employment agreement with the Company and the Bank as of May 9, 2022 (the “Agreement”). Pursuant to the Agreement, Mr. Donnelly is employed as the President and Chief Executive Officer of the Bank and of the Company. Mr. Donnelly will be paid a salary at the rate of $425,000 per annum or such higher amount as may be determined from time to time (“Base Salary”). The Agreement will be for the period commencing on May 9, 2022 (the “Effective Date”) and ending thirty-

six (36) months thereafter, unless terminated earlier. On each annual anniversary date of the Effective Date, this Agreement shall automatically be extended for an additional 12 months unless either party has beforehand provided the other party with written notice that this Agreement shall not be extended at such time. Mr. Donnelly’s employment shall be for no definite period of time, and Mr. Donnelly, on one hand, and the Company and/or the Bank, on the other hand, may terminate such employment relationship at any time for any reason or no reason. The at-will employment relationship shall remain in full force and effect regardless of any statements to the contrary made by Company or Bank personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Company and the Bank. Mr. Donnelly will participate in an equitable manner with all other senior management employees of the Bank and the Company in discretionary incentive compensation that the Boards of Directors of the Bank and the Company may award from time to time to their senior management employees, including:

(i) Sign-on Equity Award. Following commencement of employment, Mr. Donnelly received a one-time award of 3,000 shares of Company common stock (“Sign-on Equity Award”). Such Sign-on Equity Award is detailed in a Restricted Stock Award Agreement provides for vesting of such award at the rate of 70% as of the one year anniversary of the employment date, and 10% annually thereafter for three additional years during such period of continuous employment with the Company.

(ii) Bank’s Executive Annual Incentive Plan. For calendar year 2022, the Bank will pay Mr. Donnelly a pro rata cash bonus under the Annual Incentive Plan calculated at not less than the target performance level of 36%. This bonus will be paid in early 2023.

(iii) Annual Restricted Stock Awards. The Company’s 2014 Equity Incentive Plan provides for restricted stock awards based upon Company and individual performance metrics. For the award anticipated to be granted in December 2022, the Company will calculate such award with a value of 30% of the annual base salary. For 2023, the award will be performance based.

Mr. Donnelly is eligible to participate in the employee benefits generally applicable to employees of the Bank, including: group hospitalization, disability, health, dental, sick leave, life insurance, travel and/or accident insurance, retirement, pension, and/or other present or future tax-qualified and non-tax-qualified plans sponsored by the Bank.

The Company will provide Mr. Donnelly with application fees, bond costs and annual dues in connection with his membership at a local golfing and country club and such other private clubs, social, civic and community organizations that the Board of Directors of the Bank may reasonably determine during the term of employment hereunder. Mr. Donnelly will also be provided with the use of an appropriate, executive quality automobile with insurance, maintenance, fuel and all fees and costs paid by the Bank. Mr. Donnelly’s car may be replaced upon the sooner of three (3) years, 45,000 miles or projected excessive maintenance costs.

In accordance with SEC regulations, the Summary Compensation Table reports the aggregate grant date value of option and restricted stock awards in the fiscal year in which the award was made. Stock options vest and become exercisable one year from the date of grant. Restricted stock awards (other than Mr. Donnelly’s Sign-on Equity Award) are earned and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an employee, director or director emeritus. Stock option and restricted stock awards fully vest upon a change-in-control. Stock options vest upon a termination of employment due to death or disability. At the death or disability of the NEO, restricted stock awards vest as if the NEO had reached the next applicable vesting event. Recipients of restricted stock awards are entitled to receive dividends paid on the underlying restricted awards prior to vesting but have no voting rights until the award vests.

The Summary Compensation Table includes various miscellaneous income items under “All Other Compensation.” Under the Company’s 401(k) Plan, eligible employees may annually contribute between 2% and 10% of their compensation to their accounts in the 401(k) Plan. The Company generally matches employee contributions up to 3% of salary. The Company also makes a Safe Harbor contribution of 3% annually to eligible employees. In 2022, the Company made a discretionary contribution of 3% of salary. Since all eligible NEOs each contributed at least 3% of salary, a contribution of 9% was made to each of their accounts. The Company pays premiums on life insurance coverage for all eligible employees including the NEOs with insurance coverage of three times the base salary. Each NEO also participates in the Wayne Bank ESOP. In accordance with SEC regulations, the table excludes the value of certain perquisites and personal benefits which did not exceed $10,000 in the aggregate for any NEO.

Outstanding Equity Awards at Fiscal Year End. The following table sets forth information concerning outstanding equity awards of the NEOs at December 31, 2022. Shares and per share amounts have been restated for the 50% stock dividend declared August 8, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested (1)
James O. Donnelly	—	—	$—	—	2,500	(2)	$83,600
					3,000	(7)	100,320
Lewis J. Critelli	—	—	$—	—	4,500	(8)	$150,450
					700	(9)	23,408
					1,500	(4)	50,160
					1,000	(5)	33,440
					500	(6)	16,720
William S. Lance	2,250	—	$17.93	12/31/2023	1,500	(2)	$50,160
					1,200	(3)	40,128
					750	(4)	25,080
					500	(5)	16,720
					250	(6)	8,360
Robert J. Mancuso	250	—	$17.93	12/31/2023	1,500	(2)	$50,160
					1,200	(3)	40,128
					750	(4)	25,080
					500	(5)	16,720
					250	(6)	8,360

(1)	Based on fair market value of the Company common stock underlying the award ($33.44 per share) as of December 31, 2022.
(2)	Awards vest in five equal installments beginning on December 13, 2023.
(3)	Awards vest in five equal installments beginning on December 10, 2022.
(4)	Awards vest in five equal installments beginning on December 11, 2021.
(5)	Awards vest in five equal installments beginning on December 12, 2020.
(6)	Awards vest in five equal installments beginning on December 13, 2019.
(7)	Awards vest at a rate of 70% as of the one-year anniversary of the date of the grant, May 10, 2022, and then at the rate of 10% annually thereafter.
(8)	Awards vest in five equal installments beginning on May 10, 2023.
(9)	Awards vest in five equal installments beginning on December 13, 2023.

Potential Payments Upon Retirement, Termination or Change-in-Control. The NEOs are parties to various agreements that provide for payments in connection with any termination of their employment.

Employment and Severance Agreements. In the event that Mr. Donnelly’s employment is involuntarily terminated during the term of the Agreement, absent termination for cause, or Mr. Donnelly terminates for “good reason” to be defined in the Agreement, he will receive severance compensation in a lump-sum payment equal to his base salary for the remaining term of the Agreement, but in an amount not less than calculated for a period of 18 months or for more than a period of 24 months. In the event of Mr. Donnelly’s termination of employment following a Change in Control transaction, his severance compensation will be equal to:

(i) a severance benefit equal to 2.999 times his 5-year average annualized taxable compensation, plus

(ii) reimbursement for the cost of COBRA continuation for the coverage for Mr. Donnelly and his dependents in effect as of the date of such termination of employment that is available to Mr. Donnelly under the provisions of COBRA for a period of eighteen (18) months following termination of employment.

The Company has entered into a change in control severance agreement with William S. Lance. On January 20, 2023, the Company amended Mr. Lance’s agreement to extend the term of the agreement through March 2, 2025. Mr. Lance would be entitled to a severance payment equal to two times his then-current base salary, in the event of an involuntary termination without just cause or a voluntary termination with good reason during the period beginning six months prior and ending one year after a change in control.

Salary Continuation Plan. Upon a separation of service from Wayne Bank at the Normal Retirement Age of 65, Wayne Bank is obligated to pay to Messrs. Critelli, Lance and Mancuso (the “Executives”) the Normal Retirement Benefits specified in their respective Salary Continuation Agreements in monthly installments for a period of fifteen (15) years. The Normal Retirement Benefits for Messrs. Critelli, Lance and Mancuso are $100,000, $66,000 and $30,000 per annum, respectively. If an Executive has a separation from service (other than in connection with a Change in Control or a termination for cause) or becomes disabled prior to reaching Normal Retirement Age, he is eligible for a reduced annual benefit equal to the annual retirement benefit accrued through the date of separation or disability payable in monthly installments for a period of fifteen (15) years beginning at Normal Retirement Age or the month after disability, as the case may be. In the event of a Change in Control occurring prior to a separation from service, disability or Normal Retirement Age, the Executives are entitled to receive an annual benefit equal to their Normal Retirement Benefit in equal monthly installments for 15 years commencing the month following Normal Retirement Age in lieu of any other benefit under the Salary Continuation Agreement. In the event of an Executive’s death before separation from service, disability or a Change in Control, the Normal Retirement Benefit will be paid to the Executive’s beneficiary over 15 years commencing the month following the Executive’s death. In the event of the Executive’s death after qualifying for benefits under the Salary Continuation Agreements but before Normal Retirement Age, Wayne Bank will pay the Executive’s beneficiary the same amount and for the same period as Wayne Bank would have been required to pay the Executive at Normal Retirement Age but payments will commence the month following the Executive’s death. No Executive will be entitled to receive any benefits under the Salary Continuation Agreements in the event of termination for cause. The Salary Continuation Agreements require the Executives to comply with certain non-competition and non-solicitation restrictions following a termination of employment as a condition to the receipt of benefits. In addition, the Company implemented a Salary Continuation Agreement for the benefit of Mr. Donnelly which provides him with a supplemental retirement payment upon retirement from the Bank following continuous employment through attainment of age 65 years old or thereafter in an amount equal to $125,000 per year for 15 years thereafter. Such agreement provides that Mr. Donnelly will be vested in the annual financial reporting accrual amounts which will then be payable as a monthly benefit beginning at age 65 for 180 monthly payments thereafter in the event that Mr. Donnelly retires earlier than age 65; provided that Mr. Donnelly complies with the non-compete and non-solicitation limitations in the agreement.

Stock Option Plan and Equity Incentive Plan. The 2014 Equity Incentive Plan provides that each outstanding stock option issued thereunder will become immediately vested in the event of the death or disability of the optionee or upon a change in control of the Company. The 2014 Equity Incentive Plan provides that outstanding restricted stock awards will be deemed fully earned and non-forfeitable upon a change in control. Upon the death or disability of the Executive, any unearned restricted stock awards would vest as if the Executive had reached the next applicable vesting event. Any portion of stock awards that remain unearned would be forfeited.

401(k) Plan and ESOP. The NEOs participate in Wayne Bank’s defined contribution profit-sharing and 401(k) Plan which is open to all employees over the age of 21 who have met the eligibility requirements. The 401(k) Plan permits employees to make pre-tax contributions of between 2% and 10% of their compensation to their accounts in the 401(k) Plan and Wayne Bank will match the first 3% of the contribution. Each participant has an individual account under the 401(k) Plan and may direct the investment of his or her account among a variety of investment options or vehicles available. Each of the NEOs also participates in the ESOP which is open to all employees who have met the eligibility requirements. Under the ESOP, shares are allocated to participants’ accounts as they become available. Benefits may be paid either in shares of the Company common stock or in cash.

Pay vs Performance. In August 2022, the Securities and Exchange Commission (“SEC”) adopted amendments to its rules to require companies to disclose information reflecting the relationship between executive compensation actually paid by a company and the company’s financial performance. In accordance with the new SEC rules, the table below specifies executive compensation paid to Lewis J. Critelli, the Company’s former Principal Executive Officer (“former PEO”) and James O. Donnelly, the Company current Principal Executive Officer (“PEO”) and the other NEOs for the Company’s two most recently completed fiscal years, and financial performance measures for the Company’s two most recently completed fiscal years. The methodology for calculating amounts presented in the columns “Compensation Actually Paid to PEO” [column (d)] and “Average Compensation Actually Paid to Non-PEO NEOs” [column (f)], including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table totals to arrive at the values presented for Compensation Actually Paid, are provided in the footnotes to the table. With respect to the measures of performance, the table includes the Company’s cumulative total shareholder return (TSR) and net income as noted in the Company’s audited financial statements. Also, below is a description of the relationships between the executive compensation actually paid and the Company’s cumulative Total Shareholder Return and Net Income for the periods noted in the Pay vs Performance Table, below.

Pay vs Performance Table

Year	PEO		Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO		Average Summary Compensation Table Total for Non-PEO NEOs	Average Compensation Actually Paid to Non-PEO NEOs		Value of Initial Fixed $100 Investment Based on Total Shareholder Return(11)		Net Income
(a)	(b)		(c)	(d)		(e)	(f)		(g)		(h)
2022	James O. Donnelly	(1)	$560,315	$424,005	(3)	$426,979	$400,990	(6)	$138.65	(12)	$29,232,618
	Lewis J. Critelli	(2)	$729,153	$672,067	(4)	$426,979	$400,990	(6)	$138.65	(12)	$29,232,618
2021	Lewis J. Critelli		$739,538	$746,266	(5)	$386,514	$351,463	(7)	$104.37	(13)	$24,915,512

(1)	Mr. Donnelly commenced employment as President and Chief Executive Officer as of May 9, 2022, our current PEO.
(2)	Mr. Critelli retired as President and Chief Executive Officer, our former PEO, as of May 9, 2022.
(3)

For Mr. Donnelly, Actual Compensation paid to the PEO in 2022 [column (d)] is less than the Summary Compensation Table (“SCT”) Total [column (c)] as reported for each corresponding year in the “Total” column of the SCT resulting from adjustments in equity award values. See Footnote 8.

(4)

For Mr. Critelli, Actual Compensation paid to the PEO in 2022 [column (d)] is less than the Summary Compensation Table (“SCT”) Total [column (c)] as reported for each corresponding year in the “Total” column of the SCT resulting from adjustments in equity award values. See Footnote 9.

(5)

For Mr. Critelli, Actual Compensation paid to the PEO in 2021 [column (d)] is more than the Summary Compensation Table (“SCT”) Total [column (c)] as reported for each corresponding year in the “Total” column of the SCT resulting from adjustments in equity award values. See Footnote 9.

(6)

For the Non-PEO NEOs, Average Compensation Actually Paid in 2022 [column (f)] is less than the Average SCT Total [column (e)] as reported for the corresponding year in the “Total” column of the SCT resulting from adjustments in equity award values. See Footnote 10. The Non-PEO NEOs for 2022 were: William S. Lance and Robert J. Mancuso.

(7)

For the Non-PEO NEOs, Average Compensation Actually Paid in 2021 [column (f)] is less than the Average SCT Total [column (e)] as reported for the corresponding year in the “Total” column of the SCT resulting from adjustments in equity award values. See Footnote 10. The Non-PEO NEOs for 2021 were: William S. Lance and Robert J. Mancuso.

(8)

Equity Award Adjustments for the PEO (Mr. Donnelly): The following table sets forth the adjustments made during each year to the SCT “Total Compensation” column in the Pay vs Performance Table to arrive at compensation “actually paid” to our PEO (Mr. Donnelly) during the year presented:

Adjustments to Determine Compensation “Actually Paid” for the PEO (Mr. Donnelly)	2022
Deduction for Amounts Reported under the ‘Stock Awards’ Column in the SCT	$(160,955)
Deduction for Amounts Reported under the ‘Option Awards’ Columns in the SCT	—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	$22,965
Increase for Fair Value of Awards Granted during year that Vest during year	—
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	—
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	—
Deduction of Fair Value of Awards Granted Prior to year that were forfeited during year	—
Increase based upon Incremental Fair Value of Awards Modified during year	—
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	$1,680

Total Adjustments	$(136,310)

(9)

Equity Award Adjustments for the former PEO (Mr. Critelli): The following table sets forth the adjustments made during each year to the SCT “Total Compensation” column in the Pay vs Performance Table to arrive at compensation “actually paid” to our former PEO (Mr. Critelli) during each of the years presented:

Adjustments to Determine Compensation “Actually Paid” for the PEO (Mr. Critelli)	2022	2021
Deduction for Amounts Reported under the ‘Stock Awards’ Column in the SCT	$(139,166)	—
Deduction for Amounts Reported under the ‘Option Awards’ Columns in the SCT	—	—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	$34,722	—
Increase for Fair Value of Awards Granted during year that Vest during year	—	—
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	$22,350	$(918)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$16,776	$(466)
Deduction of Fair Value of Awards Granted Prior to year that were forfeited during year	—	—
Increase based upon Incremental Fair Value of Awards Modified during year	—	—
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	$8,232	$8,112

Total Adjustments	$(57,086)	$6,728

(10)

Equity Award Adjustments for the Average Non-PEO NEO Compensation Actually Paid: The following table sets forth the adjustments made during each year to the SCT “Total Compensation” column in the Pay vs Performance Table to arrive at average compensation “actually paid” to our Non-PEO NEOs during each of the years presented:

Adjustments to Determine Average Compensation “Actually Paid” for the Non-PEO NEOs	2022	2021
Deduction for Amounts Reported under the ‘Stock Awards’ Column in the SCT	$(50,295)	$(38,700)
Deduction for Amounts Reported under the ‘Option Awards’ Columns in the SCT	—	—
Increase for Fair Value of Awards Granted during year that Remain Unvested as of Year end	$(135)	$285
Increase for Fair Value of Awards Granted during year that Vest during year	—	—
Increase/deduction for Change in Fair Value from Prior Year-end to current Year-end of Awards Granted Prior to year that were Outstanding and Unvested as of Year-end	$9,315	$(459)
Increase/deduction for Change in Fair Value from Prior Year-end to Vesting Date of Awards Granted Prior to year that Vested during year	$10,590	$(233)
Deduction of Fair Value of Awards Granted Prior to year that were forfeited during year	—	—
Increase based upon Incremental Fair Value of Awards Modified during year	—	—
Increase based on Dividends or Other Earnings Paid during the year prior to Vesting Date of Award	$4,536	$4,056

Total Adjustments	$(25,989)	$(35,051)

(11)

Cumulative total shareholder return (TSR) is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by the Company’s share price at the beginning of the measurement period.

(12)

Cumulative total shareholder return (TSR) for the period December 31, 2020 through December 31, 2022 of 38.65%. An investment of $100.00 as of December 31, 2020 will have a value of $138.65 as of December 31, 2022.

(13)

Cumulative total shareholder return (TSR) for the period December 31, 2020 through December 31, 2021 of 4.37%. An investment of $100.00 as of December 31, 2020 will have a value of $104.37 as of December 31, 2021.

The Compensation Committee of the Board of Directors of the Company does not have a policy or practice of evaluating cumulative total shareholder return as part of its determination of compensation decisions for the named executive officers. As noted in the “Compensation Discussion and Analysis” section of this proxy statement, the Compensation Committee reviews various compensation surveys to ensure the competitiveness of its executive compensation. The Compensation Committee annually establishes a cash incentive bonus pool based on a percentage of pre-tax earnings. Specific bonus amounts are awarded to each NEO based on attainment of pre-determined performance targets as determined by the Compensation Committee. Such cash bonuses will have a relationship with the Company’s net income based upon the annual bonus pool funding percentage of pre-tax earnings, however, net income is not the measurement criteria in establishing the bonus pool. As detailed in the Pay vs Performance Table, Net Income increased by approximately 17.3% or $4,317,106 from 2021 to 2022, while the Average Compensation Actually Paid to the Non-PEO NEOs increased by approximately 14.1%. Comparison of the Compensation Actually Paid to the PEO from 2021 to 2022 is not meaningful as a result of the hiring of Mr. Donnelly as a new PEO in May 2022 and a transition period during which both Mr. Donnelly as the PEO and Mr. Critelli as the former PEO were both receiving compensation for several months in 2022, and Mr. Critelli’s compensation from July 1, 2022 through December 31, 2022 as a director of the Company and the Bank and as a consultant to the Company are included in Mr. Critelli’s Compensation Actually Paid in 2022.

DIRECTOR COMPENSATION

Set forth below is a table providing information concerning the compensation of the Company’s directors who are not NEOs for the fiscal year ended December 31, 2022.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards(1)	All Other Compensation(2)	Total
William W. Davis, Jr. (3)	$32,000	$—	$—	$53	$32,053
Dr. Andrew A. Forte	79,700	23,471	—	107	103,278
Joseph W. Adams	78,900	23,471	—	107	102,478
Susan Campfield	74,000	23,471	—	96	97,567
Meg L. Hungerford	74,700	23,471	—	2,755	100,926
Kevin M. Lamont	83,900	23,471	—	107	107,478
Ralph A. Matergia	77,500	23,471	—	53	101,024
Kenneth A. Phillips	74,700	23,471	—	53	98,224
Jeffrey S. Gifford	75,400	23,471	—	75	98,946
Alexandra K. Nolan	82,500	23,471	—	83	106,054
Lewis J. Critelli(4)	39,100	23,471	—	53	62,624

(1)

Based on the aggregate grant date for value of the award computed in accordance with FASB ASC Topic 718. For assumptions used, see Note 12 of Notes to Consolidated Financial Statements in the Annual Report on Form 10-K. The grant-date fair value of restricted stock awards was equal to the fair market value of the Company common stock underlying the award on the date of grant. As of December 31, 2022, directors who are not NEOs had the following number of stock option awards and unvested restricted stock awards outstanding. Share amounts have been restated for the 50% stock dividend declared August 8, 2017.

Name	Stock Option Awards	Restricted Stock Awards
William W. Davis, Jr. (3)	1,300	1,000
Dr. Andrew A. Forte	2,050	1,700
Joseph W. Adams	1,300	1,700
Susan Campfield	2,050	1,700
Meg L. Hungerford	1,300	1,700
Kevin M. Lamont	1,000	1,700
Ralph A. Matergia	1,300	1,700
Kenneth A. Phillips	2,050	1,700
Jeffrey S. Gifford	—	1,280
Alexandra K. Nolan	—	1,280
Lewis J. Critelli(4)	—	8,200

(2)	Consists of the value of life insurance premiums paid by the Company for the benefit of the director. For Ms. Hungerford, also includes long-term care policy premium of $2,648 paid in 2022.
(3)	Mr. Davis retired from the Board of Directors on April 26, 2022.
(4)

Mr. Critelli was appointed as Chairman of the Board effective on April 26, 2022, and following his retirement as President and CEO, he was awarded 4,500 shares of restricted stock on May 10, 2022 which shares vest in five annual installments during his continued service as a director or emeritus director. Mr. Critelli continued as an employee of the Company and the Bank until June 30, 2022. Beginning on July 1, 2022 through December 31, 2022, Mr. Critelli received standard compensation as a non-employee director of $700 for each meeting attended plus $700 for committee meeting, plus a monthly retainer of $5,000 as a non-employee member of Wayne Bank’s Board. In addition, during this period, Mr. Critelli received compensation as a consultant to the Company of $20,000 per month plus an additional $1,500 per month for reimbursement of health insurance premiums. All compensation awarded to Mr. Critelli in 2022 and included in the Director Compensation Table is also included in full in the Summary Compensation Table for Mr. Critelli for 2022. Mr. Critelli was awarded an additional 700 shares of restricted stock on December 13, 2023, which shares vest in five annual installments during his continued service as a director or emeritus director.

Directors who are not full-time employees receive a fee of $700 for each meeting of the Company’s board of directors attended. Each director of the Company is also a director of Wayne Bank and receives fees accordingly. James O. Donnelly, President and Chief Executive Officer, does not receive board or committee fees for his participation thereon. Each non-employee member of Wayne Bank’s board of directors receives a retainer of $5,000 per month. In addition, fees are paid for various committee meetings as follows: Trust Committee ($700); Audit Committee ($700); Compensation Committee ($700); and Loan Committee ($700). For the fiscal year ended December 31, 2022, fees paid to all directors totaled approximately $772,400. The Company pays for life insurance coverage up to $50,000 for each non-employee director.

Pursuant to the 2014 Equity Incentive Plan, 700 shares of restricted stock were awarded to each outside Director on December 13, 2022. The restricted stock awards vest and become non-forfeitable in five equal installments beginning one year from the date of grant during periods of continued service as an outside director or director emeritus. Restricted stock awards will vest immediately upon a change in control of the Company. Upon the death or disability of the director, the award will be deemed earned and non-forfeitable as if the director had attained the next applicable vesting event. Any portion of stock awards that remain unearned would be forfeited. Directors are entitled to receive all dividends paid on shares underlying restricted stock awards but have no voting rights with respect to these shares until vested.

RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Bank, their families and their affiliates are customers of the Bank. Any transactions with such parties including loans and commitments are made on substantially the same terms and conditions, including interest rate and collateral, as those of comparable transactions prevailing at the time with other persons unrelated to the lender, and do not include more than the normal risk of collectability or present other unfavorable features. The Bank has adopted written policies and procedures for the approval of loans to directors and executive officers. All loans to directors and executive officers are approved by the entire Board of Directors in advance with the director or executive officer abstaining from participating directly or indirectly in the voting.

PROPOSAL II—RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

S.R. Snodgrass, P.C. was the Company’s independent auditors for the 2022 fiscal year. The Board of Directors has appointed S.R. Snodgrass, P.C. to be its independent auditors for the fiscal year ending December 31, 2023, subject to ratification by the Company’s stockholders. The engagement of S.R. Snodgrass, P.C. was approved in advance by the Audit Committee. A representative of S.R. Snodgrass, P.C. is expected to be available online at the virtual Annual Meeting to respond to stockholders’ questions and will have the opportunity to make a statement if the representative so desires.

Audit Fees. The aggregate fees billed by the Company’s principal accountant for professional services rendered for the audit of the Company’s annual consolidated financial statements and for the review of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2022 and 2021 were $234,920 and $205,989, respectively.

Audit Related Fees. The aggregate fees billed by the Company’s principal accountant for assurance and related services related to the performance of the employee benefit plan audit for the years ended December 31, 2021, and 2020 were $10,800 and $9,750, respectively.

Tax Fees. The aggregate fees billed by the Company’s principal accountant for professional services rendered for preparation of state and federal tax returns and other tax matters for the years ended December 31, 2021, and 2020 were $24,475 and $23,875, respectively.

All Other Fees. The aggregate fees billed by the Company’s principal accountant for professional services rendered for services or products other than those listed under the captions “Audit Fees,” “Audit-Related Fees,” and “Tax Fees” for the years ended December 31, 2022, and 2021 were $0.

The Audit Committee reviews and pre-approves all audit-related and non-audit related services to be performed by the independent auditors. The Audit Committee may establish policies and procedures regarding pre-approval of audit and permissible non-audit services performed by the independent auditors, provided that policies and procedures are detailed as to the particular service and do not result in the delegation of the Audit Committee’s responsibilities to management. The Chairman of the Audit Committee has been delegated authority to pre-approve audit and non-audit related services in lieu of the full Audit Committee. The Chairman of the Audit Committee must present any previously approved engagements to the full Audit Committee at the next scheduled meeting.

During the year-ended December 31, 2022, all audit and non-audit related services performed by the independent auditors were pre-approved by the Audit Committee. No services were approved pursuant to the de minimis exception of the Sarbanes-Oxley Act of 2002 and SEC regulations thereunder.

Ratification of the appointment of the independent auditors requires the affirmative vote of a majority of the votes cast at the Annual Meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of S.R. Snodgrass, P.C. as the Company’s independent auditors for the fiscal year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE

For the fiscal year ended December 31, 2022, the Audit Committee: (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with the Company’s independent auditor, S.R. Snodgrass, P.C., all matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and the letter from S.R. Snodgrass, P.C. as required by applicable requirements of the Public Company Accounting Oversight Board regarding S.R. Snodgrass, P.C.’s communications with the Audit Committee concerning independence and has discussed with S.R. Snodgrass, P.C. their independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Audit Committee:

Dr. Andrew A. Forte – Chairman

Susan Campfield

Jeffrey S. Gifford

Meg L. Hungerford

Ralph A. Matergia

Dr. Kenneth A. Phillips

PROPOSAL III – APPROVAL OF A NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the regulations of the Securities and Exchange Commission thereunder provide that for smaller reporting companies, not less than once every three years, the Company must include a “say on pay” proposal for shareholders to vote to approve the compensation of the Company’s named executive officers, as disclosed in its proxy statement pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission. At the 2020 Annual Meeting of Shareholders, the shareholders approved the advisory vote on the Company’s executive compensation policies and practices as disclosed in the proxy materials by 95.82% of the shares voting on the matter.

This proposal gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies, as disclosed in this Proxy Statement, through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Section 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby approved.”

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee, however, may take into account the outcome of the vote when considering future executive compensation arrangements.

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the Annual Meeting. On this matter, abstentions and broker non-votes will have no effect on the outcome of the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL IV –VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION

Section 951 of the Dodd-Frank Act and the implementing regulations adopted by the SEC thereunder require for smaller reporting companies that not less frequently than once every six years thereafter, the Company must include a separate resolution subject to shareholder vote to determine whether the non-binding shareholder vote on executive compensation that is the subject of Proposal III should occur every one, two or three years. At the 2017 Annual Meeting of Stockholders, the Board of Directors recommended, and the shareholders approved, a non-binding vote in favor of having an advisory vote on executive compensation every three years, and the Board of Directors is again recommending that shareholders vote in favor of holding non-binding shareholder votes on executive compensation every three years.

The Board of Directors welcomes the views of shareholders on executive compensation matters. The Board of Directors, however, does not believe that it is necessary to have the non-binding vote on executive compensation occur every year. The Board of Directors believes that a triennial vote will allow stockholders the time needed to properly assess the impact of changes made in the Company’s executive compensation program in response to shareholder votes on executive compensation. Triennial votes will also reduce the Company’s costs of proxy solicitations. Accordingly, the Board recommends that the non-binding vote on executive compensation occur only once every three years.

As provided in the Dodd-Frank Act, this vote will not be binding on the Board of Directors and may not be construed as overruling a decision by the Board, creating or implying any change to the fiduciary duties of the Board or any additional fiduciary duty by the Board or restricting or limiting the ability of shareholders to make proposals for inclusion in proxy materials related to executive compensation.

In voting on the frequency of the non-binding say-on-pay resolution, shareholders may vote to have the vote occur every one, two or three years or abstain from voting. The option which receives the most votes from shareholders will be deemed to be the option selected by shareholders. On this matter, abstentions and broker non-votes will have no effect on the outcome.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HAVE THE NON-BINDING VOTE ON EXECUTIVE COMPENSATION OCCUR EVERY “THREE YEARS.”

STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company’s proxy statement for the annual meeting of stockholders to be held in 2024, stockholder proposals must be submitted to the Secretary at the Company’s office, 717 Main Street, Honesdale, Pennsylvania 18431, on or before November 24, 2023. Under the Articles of Incorporation, in order to be considered for possible action by stockholders at the 2024 annual meeting of stockholders, stockholder nominations for director and stockholder proposals not included in the Company’s proxy statement must be submitted to the Secretary of the Company, at the address set forth above, no later than February 24, 2024.

OTHER MATTERS

The Board of Directors does not know of any other matters that are likely to be brought before the Annual Meeting. If any other matters, not now known, properly come before the Annual Meeting or any adjournments, the persons named in the enclosed proxy card, or their substitutes, will vote the proxy in accordance with their judgment on such matters.

MISCELLANEOUS

The Company will bear the cost of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses that they incur in forwarding proxy materials to the beneficial owners of Common Stock. In addition to soliciting proxies by mail, directors, officers, and regular employees of the Company may solicit proxies personally or by telephone without additional compensation.

The Company’s Annual Report to Stockholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is being mailed to stockholders together with this Proxy Statement. Except to the extent specifically incorporated by reference, the Annual Report and Form 10-K is not to be treated as part of the proxy solicitation material nor as having been incorporated by reference herein.

BY ORDER OF THE BOARD OF DIRECTORS

William S. Lance Secretary

Honesdale, Pennsylvania

March 24, 2023

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Online Go to www.investorvote.com/NWFL or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/NWFL

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommend a vote FOR all nominees listed and FOR Proposals 2, 3 and 3 YEARS on Proposal 4.

1.	Election of Directors:
		For	Withhold		For	Withhold		For	Withhold
	01 - Joseph W. Adams	☐	☐	02 - Kevin M. Lamont	☐	☐	03 - Dr. Kenneth A. Phillips	☐	☐
	04 - Jeffrey S. Gifford	☐	☐

			For	Against	Abstain			For	Against	Abstain
2.	2. To ratify the appointment of S.R. Snodgrass, P.C. as our independent auditors for the fiscal year ending December 31, 2023.		☐	☐	☐	3.	To approve a non-binding resolution on executive compensation.	☐	☐	☐

		1 Year	2 Years	3 Years	Abstain
4.	To vote on the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

In their discretion, such attorneys and proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment thereof.
B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

The 2023 Annual Meeting of Stockholders of Norwood Financial Corp. will be held on

Tuesday, April 25, 2023, at 11:00 a.m. local time, virtually via the internet at www.meetnow.global/MDCYKQJ.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.investorvote.com/NWFL

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/NWFL

  ▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy -- Norwood Financial Corp

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors for Annual Meeting -- April 25, 2023

The undersigned hereby appoints the official proxy committee of the Board of Directors of Norwood Financial Corp (the “Company”) with full powers of substitution to act, as attorneys and proxies for the undersigned, to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”), to be held virtually on Tuesday, April 25, 2023, at 11:00 a.m. local time and at any and all adjournments thereof, as indicated on the reverse side of this proxy.

For ESOP participants: This card hereby instructs the Trustees of the Wayne Bank Employee Stock Ownership Plan (“ESOP”) to vote all shares of common stock allocated to the account of the undersigned in the ESOP as indicated on the reverse side at the Meeting. The deadline for ESOP participants to submit this voting instruction form by mail is April 14, 2023.

THIS SIGNED PROXY CARD WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES AND FOR PROPOSALS 2, 3 AND 3 YEARS ON PROPOSAL 4. FOR ESOP PARTICIPANTS, IF YOU RETURN THIS FORM PROPERLY SIGNED, BUT YOU DO NOT OTHERWISE SPECIFY, OR IF YOU DO NOT RETURN THIS FORM, YOUR SHARES WILL BE VOTED BY THE TRUSTEES IN A MANNER PROPORTIONATE TO THE VOTING DIRECTIONS OF THE ALLOCATED SHARES TIMELY RECEIVED FROM THE ESOP PARTICIPANTS, SUBJECT TO THE FIDUCIARY DUTY OF THE TRUSTEES. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS SIGNED PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

Should the undersigned be present and elect to vote at the Meeting, or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. The undersigned may also revoke this proxy by filing a subsequently dated proxy or by written notification to the Secretary of the Company of his or her decision to terminate this proxy. The undersigned acknowledges receipt from the Company prior to the execution of this proxy, of Notice of the Meeting, a proxy statement dated March 24, 2023 and a 2022 Annual Report on Form 10-K.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.	Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.	☐